Exhibit (d)(v)

EXECUTION VERSION

INVESTMENT AGREEMENT

THIS INVESTMENT AGREEMENT (this “Agreement”) is entered into as of August 5, 2024, by and between Tasmania Parent, Inc., a Delaware corporation (“Topco”), and Michael Sutcliff (the “Stockholder”). Capitalized terms used and not otherwise defined herein have the meanings given to those terms in the Merger Agreement (as defined below).

WHEREAS, Tasmania Midco, LLC, a Delaware limited liability company and indirect wholly-owned subsidiary of Topco (“Parent”), Tasmania Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and Thoughtworks Holding, Inc., a Delaware corporation (the “Company”), have entered, or will enter into, an Agreement and Plan of Merger, dated or to be dated as of August 5, 2024 (as amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company, with the Company surviving as the surviving corporation and a wholly-owned subsidiary of Parent (the “Merger”), upon and subject to the terms and conditions in the Merger Agreement; and

WHEREAS, upon and subject to the consummation of the transactions contemplated by the Merger Agreement, on the terms and subject to the conditions set forth in this Agreement, the Stockholder desires to invest $250,000.00 (the “Investment Amount”), and Topco desires to sell to the Stockholder, a number of newly issued shares of common stock of Topco with an aggregate value equal to the Investment Amount (the “Topco Shares”).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which the parties hereby acknowledge, Topco and the Stockholder hereby agree as follows:

1. Purchase and Issuance of Topco Shares. On the Closing Date, the Stockholder shall pay to Topco an aggregate amount in cash equal to the Investment Amount, by wire transfer of immediately available funds to the account(s) designated in writing by Topco, and, in exchange therefor, Topco shall issue to the Stockholder the Topco Shares (the “Investment”). The closing of the Investment (the “Investment Closing”) shall occur on the Closing Date immediately prior to the Effective Time (the “Investment Time”) (but is contingent on the occurrence of the Merger). If the consummation of the transactions contemplated by the Merger Agreement does not occur for any reason, or the Merger Agreement is validly terminated in accordance with its terms, this Agreement will automatically terminate and none of the parties hereto or their respective Affiliates, stockholders, general partners, limited partners, members, directors, officers, managers, trustees, employees, agents, consultants or Representatives will have any liability or obligation under this Agreement. In such event, each party hereto shall, as promptly as practicable, provide all such cooperation as the other parties hereto may reasonably request in order to ensure that the foregoing has occurred and been made effective.

2. Acknowledgements.

(a) Prior to the Investment Closing, the Stockholder shall provide to Topco a properly completed and duly executed Internal Revenue Service Form W-9, or applicable Internal Revenue Service Form W-8.

(b) At the Investment Time, the Stockholder shall become party to and become bound by the terms and provisions of a stockholders agreement of Topco which shall incorporate the terms set forth on Annex A (as amended, the “Stockholders Agreement”) by delivering to Topco a duly executed counterpart signature page to the Stockholders Agreement.  By executing this Agreement, the Stockholder hereby agrees to consummate the Investment Transaction regardless of whether the Stockholders Agreement has been agreed and entered into at or immediately prior to the Investment Time. In the event the parties do not enter into the Stockholders Agreement at or prior to the Investment Time, the terms and conditions on Annex A will become effective and operative at the Investment Time until such time as the parties enter into the Stockholders Agreement. The Stockholder acknowledges that it is a condition to Topco’s issuance of the Topco Shares under this Agreement that the Stockholder become a party to the Stockholders Agreement and that the Topco Shares hereunder will not be issued until Stockholder becomes a party to the Stockholders Agreement, but that the Stockholder’s obligations hereunder with respect to the Investment Transaction are not conditioned on entry into the Stockholders Agreement at or prior to the Investment Time.

(c) The Stockholder acknowledges and agrees that “Good Reason” (or any similar concept) pursuant to the Employment Agreement, dated as of May 2, 2024 and amended as of July 31, 2024, by and between the Stockholder and Thoughtworks Inc., and any other agreement by and between the Stockholder and the Company or any of its Subsidiaries and any plan sponsored or maintained by the Company or any of its Subsidiaries (collectively, the “Existing Agreements”) shall not occur solely by virtue of the consummation of the Merger or any modification in the nature of the Stockholder’s title, duties, authorities and responsibilities in connection therewith. The Stockholder hereby irrevocably waives any right to make any claim that the Stockholder has a right to resign for “Good Reason” (or any similar concept) under the Existing Agreements in connection with the Merger due to a diminution in the Stockholder’s title, duties, responsibilities or authority (individually or taken as a whole) and irrevocably waives any claims for any severance payments or benefits that the Stockholder may have associated with such events, actions or circumstances.

3. Disclosure. The Stockholder hereby (a) consents to and authorizes the publication and disclosure by Topco, Parent, Merger Sub and the Company (including in the Information Statement and Schedule 13E-3 or any other publicly filed document relating to the Merger or the transactions contemplated by the Merger Agreement) of (i) the Stockholder’s identity, (ii) the Stockholder’s beneficial ownership of the Topco Shares (including the number of Topco Shares beneficially owned by the Stockholder), and (iii) the nature of the Stockholder’s commitments, arrangements and understandings under this Agreement, and any other information that Topco, Parent, Merger Sub or the Company reasonably determines to be required to be disclosed in any publicly filed document in connection with the Merger or otherwise with respect to the transactions contemplated by the Merger Agreement, and (b) agrees to notify Topco, Parent, Merger Sub and the Company of any required corrections with respect to any written information supplied by the Stockholder specifically for use in any such disclosure document as promptly as practicable following the Stockholder’s knowledge of the necessity of any such required correction.

4. General Provisions. This Agreement may be amended, modified or waived only by an instrument in writing executed by Topco and the Stockholder.

This Agreement and any amendments hereto may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

This Agreement will be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permissible assigns, and, nothing in this Agreement, express or implied, is intended to or will be construed to or will confer upon any other Person any right, claim, cause of action, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including by way of subrogation. Neither party shall assign this Agreement without the written consent of the other party; provided, that Topco may assign this Agreement to any of its Affiliates; provided, further, that no assignment shall release Topco from any of its obligations or liabilities under this Agreement.

This Agreement and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby, shall be governed by the internal Laws of the State of Delaware applicable to agreements made and to be performed entirely within such state, without giving effect to its principles or rules of conflict of Laws to the extent such principles or rules are not mandatorily applicable by statute and would require or permit the application of the Laws of another jurisdiction.

Each party will execute and deliver such certificates and other documents and take such other actions as may reasonably be requested by any other party in order to consummate or implement the transactions contemplated hereby.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

TASMANIA PARENT, INC.

By:	/s/ Rohan Haldea
Name:	Rohan Haldea
Title:	President

[Signature Page to Investment Agreement]

/s/ Michael Sutcliff
Name:	Michael Sutcliff

[Signature Page to Investment Agreement]

Annex A

Term Sheet

[Intentionally omitted.]